EXHIBIT 99.1

Anika Reports Fourth Quarter and Full Year 2019 Financial Results

Total Revenue Increases 10% Year-over-Year for the Fourth Quarter
Completes Acquisitions of Parcus Medical and Arthrosurface
Company Expects Total Revenue Growth in the 40% to 44% Range for Full Year 2020

BEDFORD, Mass., Feb. 20, 2020 (GLOBE NEWSWIRE) --  Anika Therapeutics, Inc. (NASDAQ: ANIK), a global, integrated joint preservation and regenerative therapies company with products leveraging its proprietary hyaluronic acid (“HA”) technology platform, today reported financial results for the fourth quarter and full year ended December 31, 2019, and provided an update on its business progress in the periods.

“2019 was a transformational year for Anika and we entered 2020 with strong momentum as we continue executing our five-year plan,” said Cheryl Blanchard, Ph.D., interim Chief Executive Officer of Anika Therapeutics. “With strong new leaders, our internal U.S. hybrid commercial salesforce in place, TACTOSET launched, and our recently completed acquisitions of Parcus Medical and Arthrosurface, Anika is well on the way to becoming the leader in joint preservation and restoration. While we mourn the unexpected passing of our former President and Chief Executive Officer, Joe Darling, we remain committed to executing the strategic plan he helped create and are confident we will continue to build on his legacy.”

Fourth Quarter and Full Year Financial Results

  Total revenue for the fourth quarter of 2019 increased 10% year-over-year to $29.8 million, compared to $27.0 million for the fourth quarter of 2018. The increase in total revenue was due primarily to global MONOVISC and ORTHOVISC, which delivered combined revenue growth of 11% year-over-year for the quarter. Total revenue for the full year of 2019 grew 9% to $114.6 million, compared to $105.6 million for the full year of 2018.
  Total operating expenses for the fourth quarter of 2019 were $25.0 million, compared to $17.2 million for the fourth quarter of 2018. The increase in total operating expenses was due primarily to higher selling, general and administrative expenses related to the acquisitions of Parcus Medical and Arthrosurface and the launch of TACTOSET, as well as higher cost of product revenue resulting from higher total revenue. Acquisition related expenses totaled $2.9 million for the fourth quarter of 2019. Total operating expenses for the full year of 2019 were $80.4 million, compared to $83.8 million for the full year of 2018.
  Net income for the fourth quarter of 2019 was $4.1 million, or $0.28 per diluted share, compared to net income of $7.7 million, or $0.54 per diluted share, for the fourth quarter of 2018. Excluding acquisition related expenses, non-GAAP adjusted net income (see description below) for the fourth quarter of 2019 was $6.3 million, or $0.43 per diluted share. Net income for the full year of 2019 increased $8.5 million to $27.2 million, or $1.89 per diluted share, compared to $18.7 million, or $1.27 per diluted share, for the full year of 2018.
  Non-GAAP adjusted EBITDA for the fourth quarter of 2019 was $11.1 million, compared to $12.2 million for the fourth quarter of 2018. The year-over-year change was due to higher selling and marketing expenses and cost of product revenue, as compared to the same period in 2018. Non-GAAP Adjusted EBITDA for the full year of 2019 increased 27% to $49.2 million, compared to $38.7 million for the full year of 2018.
  Cash, cash equivalents and investments were $184.9 million as of December 31, 2019, compared to $159.0 million as of December 31, 2018. The increase in cash, cash equivalents and investments was due to approximately $37 million in cash provided by operating activities and approximately $22 million generated from employee stock option exercises during the year, and it was partially offset by the Company’s $30 million accelerated share repurchase program commenced in May 2019.

Recent Business Highlights

  The Company’s Board of Directors has initiated a search to identify a new CEO. A leading executive search firm is being retained to assist in the process.
  Commenced the full U.S. commercial launch of TACTOSET, Anika’s surgically-delivered therapy for bone repair procedures, at the Orthopaedic Summit 2019: Evolving Techniques in December 2019. TACTOSET is Anika’s first product to launch under its U.S.-based hybrid commercial model.
  Completed the acquisitions of Parcus Medical, a Sports Medicine implant and instrumentation solutions provider focused on surgical repair and reconstruction of ligaments and tendons, and Arthrosurface, a joint preservation technology company specializing in less invasive partial joint replacement solutions. The Company expects the Parcus Medical and Arthrosurface acquisitions to drive growth by broadening Anika's product portfolio into joint preservation and restoration, adding high-growth revenue streams, expanding its commercial capabilities, diversifying its revenue base, and expanding its product pipeline and research and development expertise.
  Completed the Company’s $30 million accelerated share repurchase program in January 2020, under which Anika repurchased approximately 600,000 shares of its outstanding common stock.

Full Year 2020 Corporate Outlook
In 2020, the Company plans to continue advancing key initiatives under its five-year strategic plan, including:

  Integrating Parcus Medical and Arthrosurface, including a refreshed product pipeline roadmap in the third quarter of 2020.
  Executing the U.S. commercial launch of TACTOSET, and expanding its Viscosupplement and Surgical product portfolios globally.
  Commencing the CINGAL pilot study in the first half of 2020 to advance the therapy towards regulatory approval in the U.S.
  Advancing the HYALOFAST, Rotator Cuff repair therapy, and other development programs.

The Company expects total revenue to be in the range of $160 million to $165 million for the full year of 2020. Licensing, milestone and contract revenue is expected to be flat for the year. Total operating expenses are anticipated to be in the $150 million to $155 million range, including primarily non-cash purchase accounting and acquisition and integration costs currently estimated to be approximately $27 million for the year. For the full year, product gross margin is expected to be in the low-60% range, due to acquisition related one-time fair-value accounting adjustments. The Company expects product gross margin to return to the 70% range in 2021. Non-GAAP adjusted EBITDA is expected to be in the high-$40 million to high-$50 million range, which is based on anticipated U.S. GAAP net income in the $5 million to $12 million range. Non-GAAP adjusted net income is expected to be in the mid-$20 million to low-$30 million range. Non-GAAP adjusted EBITDA and non-GAAP adjusted net income exclude non-cash charges related to acquisition purchase accounting and non-recurring integration costs currently estimated to be approximately $27 million, which consists of primarily non-cash charges. Capital expenditures are expected to be between $5 million and $7 million for 2020. This guidance incorporates the Company’s best estimates for the acquired Arthrosurface and Parcus Medical businesses, which closed in late January and early February of 2020. The final fair value determination of acquisition-related purchase accounting may differ materially from the preliminary estimates presented here, once Anika’s valuation of the fair value of tangible and intangible assets acquired and liabilities assumed has been completed.

Non-GAAP Information

Adjusted EBITDA

To supplement the financial measures prepared in accordance with U.S. generally accepted accounting principles (GAAP), the Company reports adjusted EBITDA, which is a non-GAAP financial measure and should not be considered an alternative to net income or other measurements under GAAP. The Company believes that adjusted EBITDA provides additional useful information to investors in their assessment of its operating performance as it is a metric routinely used by management to evaluate the Company’s performance. Adjusted EBITDA is not calculated identically by all companies, and therefore the Company’s measurements of adjusted EBITDA may not be comparable to similarly titled measures reported by other companies. Adjusted EBITDA is defined by the Company as GAAP net income excluding depreciation and amortization, interest and other income (expense), income taxes, stock-based compensation expense, and acquisition related expenses. Acquisition related expenses are those that the Company would not have incurred except as a direct result of acquisition transactions. Acquisition related expenses consist of investment banking, legal, accounting, and other professional and related expenses and the impact of purchase accounting, including inventory step-up, associated with acquisition transactions. Acquisition related expenses have not been reported previously as they have been immaterial historically, but they are being reported and utilized in the Company’s calculation of adjusted EBITDA going forward in order to facilitate comparison to the Company’s past performance. There was no impact from purchase accounting in 2019 as the transactions closed in early 2020.  A reconciliation of adjusted EBITDA to net income, the most directly comparable financial measure calculated and presented in accordance with GAAP, is shown in the table below for the three- and twelve-month periods ended December 31, 2019 and 2018 and with respect to our projections for the twelve-month period ending December 31, 2020.

	For the Three Months Ended December 31,		For the Twelve Months Ended December 31,
in thousands, except per share data	2019	2018	2019	2018
Net income	$4,051	$7,717	$27,193	$18,722
Interest and other income, net	(360)	(551)	(1,873)	(1,458)
Provision for income taxes	1,111	2,596	8,928	4,485
Depreciation and amortization	1,532	1,477	5,991	5,910
Stock-based compensation	1,947	982	6,087	11,046
Acquisition related expenses	2,859	-	2,859	-
Adjusted EBITDA	$11,140	$12,221	$49,185	$38,705

	Full Year 2020 Estimate
in thousands, except per share data	(Low)	(High)
Net income	$5,000	$12,100
Estimated interest and other income, net	(1,300)	(1,300)
Estimated provision for income taxes	1,700	4,300
Estimated depreciation and amortization	13,700	13,700
Estimated stock-based compensation	7,900	7,900
Estimated acquisition related expenses	20,100	20,400
Adjusted EBITDA	$47,100	$57,100

Adjusted Net Income and Adjusted EPS

In addition to adjusted EBITDA, the Company is reporting its fourth quarter and full-year 2019 results with respect to adjusted net income and adjusted diluted earnings per Share (adjusted EPS) and stating its expectations regarding its 2020 financial results with respect to adjusted net income. The Company believes that adjusted net income and adjusted EPS also provide additional useful information for investors as they assess the Company’s operating performance, as they are measures the Company evaluates regularly when assessing its own performance. Adjusted net income and adjusted EPS are not calculated identically by all companies, and therefore the Company’s measurements of adjusted net income and adjusted EPS may not be comparable to similarly titled measures reported by other companies. Adjusted net income is defined by the Company as GAAP net income excluding acquisition related expenses on a tax effected basis. In the context of adjusted net income and adjusted EPS, acquisition related expenses also include the amortization of intangible assets recorded as part of purchase accounting for acquisition transactions. The amortized assets contribute to revenue generation, and the amortization of such assets will recur in future periods until such assets are fully amortized. These assets include the estimated fair value of certain identified assets acquired in acquisitions in 2020 and beyond, including in-process research and development, developed technology, customer relationships and acquired tradenames. Adjusted EPS is defined by the Company as GAAP diluted earnings per share (EPS) excluding acquisition related expenses and the impact of purchase accounting, each on a tax-adjusted per share basis. A reconciliation of adjusted net income to net income and adjusted EPS to EPS, the most directly comparable financial measures calculated and presented in accordance with GAAP, is shown in the tables below for the three- and twelve-month periods ended December 31, 2019 and 2018. In addition, a reconciliation of adjusted net income to net income is shown in the tables below with respect to our projections for the twelve-month period ended December 31, 2020.

	For the Three Months Ended December 31,		For the Twelve Months Ended December 31,
in thousands, except per share data	2019	2018	2019	2018
Net income	$4,051	$7,717	$27,193	$18,722
Acquisition related expenses, tax effected	2,256	-	2,256	-
Adjusted net income	$6,307	$7,717	$29,449	$18,722

	For the Three Months Ended December 31,		For the Twelve Months Ended December 31,
in thousands, except per share data	2019	2018	2019	2018
Diluted earnings per share (EPS)	$0.28	$0.54	$1.89	$1.27
Acquisition related expenses per share, tax effected	0.15	-	0.16	-
Adjusted diluted EPS	$0.43	$0.54	$2.05	$1.27

	Full Year 2020 Estimate
in thousands, except per share data	(Low)	(High)
Net income	$5,000	$12,100
Estimated acquisition related expenses, tax effected	19,700	20,000
Adjusted net income	$24,700	$32,100

Conference Call Information

Anika’s management will hold a conference call and webcast to discuss its financial results and business highlights today, Thursday, February 20 at 5:00 pm ET. The conference call can be accessed by dialing 1-855-468-0611 (toll-free domestic) or 1-484-756-4332 (international). A live audio webcast will be available in the "Investor Relations" section of Anika’s website, www.anikatherapeutics.com. An accompanying slide presentation may also be accessed via the Anika website. A replay of the webcast will be available on Anika’s website approximately two hours after the completion of the event.

About Anika Therapeutics, Inc.

Anika Therapeutics, Inc. (NASDAQ: ANIK) is a global, integrated joint preservation and regenerative therapies company based in Bedford, Massachusetts. Anika is committed to delivering therapies to improve the lives of patients across a continuum of care from osteoarthritis pain management to joint preservation and restoration. The Company has over two decades of global expertise commercializing more than 20 products based on its proprietary hyaluronic acid (HA) technology platform. For more information about Anika, please visit www.anikatherapeutics.com.

Forward-Looking Statements

The statements made in the third sentence of the second paragraph, the last sentence of the second bullet point under the section captioned “Recent Business Highlights,” and the section captioned “Full Year 2020 Corporate Outlook” of this press release, which are not statements of historical fact, are forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. These statements include, but are not limited to, those relating to the Company’s integration of its recent acquisitions, including the Company’s market positioning, growth drivers, commercial capabilities, and product development expertise, and expectations with respect to its 2020 business objectives and financial performance. These statements are based upon the current beliefs and expectations of the Company’s management and are subject to significant risks, uncertainties, and other factors. The Company’s actual results could differ materially from any anticipated future results, performance, or achievements described in the forward-looking statements as a result of a number of factors including, but not limited to, (i) the Company’s failure to realize the anticipated benefits of its recently completed acquisitions; (ii) unexpected expenditures or assumed liabilities that may be incurred as a result of these acquisitions; (iii) loss of key employees or customers following the acquisitions or otherwise; (iv) unanticipated difficulties in conforming business practices, including accounting policies, procedures, internal controls, and financial records of the recently acquired companies; (v) inability to accurately forecast the performance of the recently acquired companies resulting in unforeseen adverse effects on the Company’s operating results; (vi) synergies between the recently acquired companies and the Company being estimates which may be materially different from actual results; (vii) the Company’s ability to successfully commence and/or complete clinical trials of its products on a timely basis or at all; (viii) the Company’s ability to obtain pre-clinical or clinical data to support domestic and international pre-market approval applications, 510(k) applications, or new drug applications, or to timely file and receive FDA or other regulatory approvals or clearances of its products; (ix) that such approvals will not be obtained in a timely manner or without the need for additional clinical trials, other testing or regulatory submissions, as applicable; (x) the Company’s research and product development efforts and their relative success, including whether we have any meaningful sales of any new products resulting from such efforts; (xi) the cost effectiveness and efficiency of the Company’s clinical studies, manufacturing operations, and production planning; (xii) the strength of the economies in which the Company operates or will be operating, as well as the political stability of any of those geographic areas; (xiii) future determinations by the Company to allocate resources to products and in directions not presently contemplated; (xiv) the Company’s ability to successfully commercialize its products, in the U.S. and abroad; (xv) quarterly sales volume variation experienced by the Company, which can make future results difficult to predict and period-to-period comparisons potentially less meaningful; (xvi) the Company’s ability to provide an adequate and timely supply of its products to its customers; and (xvii) the Company’s ability to achieve its growth targets. Additional factors and risks are described in the Company’s periodic reports filed with the Securities and Exchange Commission, and they are available on the SEC’s website at www.sec.gov. Forward-looking statements are made based on information available to the Company on the date of this press release, and the Company assumes no obligation to update the information contained in this press release.

Anika Therapeutics, Inc. and Subsidiaries
Consolidated Statements of Operations
(in thousands, except per share data)
(unaudited)

	For the Three Months Ended December 31,		For the Twelve Months Ended December 31,
	2019	2018	2019	2018
Product revenue	$29,767	$26,950	$114,512	$105,531
Licensing, milestone and contract revenue	5	6	98	24
Total revenue	29,772	26,956	114,610	105,555

Operating expenses:
Cost of product revenue	8,649	7,001	28,747	31,280
Research and development	4,084	4,064	16,665	18,190
Selling, general and administrative	12,237	6,129	34,950	34,336
Total operating expenses	24,970	17,194	80,362	83,806
Income from operations	4,802	9,762	34,248	21,749
Interest and other income, net	360	551	1,873	1,458
Income before income taxes	5,162	10,313	36,121	23,207
Provision for income taxes	1,111	2,596	8,928	4,485
Net income	$4,051	$7,717	$27,193	$18,722

Basic net income per share:
Net income	$0.28	$0.54	$1.93	$1.30
Basic weighted average common shares outstanding	14,280	14,168	14,121	14,442
Diluted net income per share:
Net income	$0.28	$0.54	$1.89	$1.27
Diluted weighted average common shares outstanding	14,621	14,299	14,374	14,689

Anika Therapeutics, Inc. and Subsidiaries
Consolidated Balance Sheets
(in thousands, except per share data)
(unaudited)

			December 31,	December 31,
ASSETS			2019	2018
Current assets:
Cash, cash equivalents and investments			$184,943	$159,014
Accounts receivable, net			23,079	20,775
Inventories, net			21,995	21,300
Prepaid expenses and other current assets			4,289	1,854
Total current assets			235,747	202,943
Property and equipment, net			50,783	54,111
Right-of-use assets			22,864	-
Other long-term assets			7,478	4,897
Intangible assets, net			7,585	9,191
Goodwill			7,694	7,851
Total assets			$330,710	$278,993

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable			$3,832	$3,143
Accrued expenses and other current liabilities			12,445	8,146
Total current liabilities			16,277	11,289
Other long-term liabilities			357	550
Deferred tax liability			4,331	3,542
Lease liabilities			21,367	-
Commitments and contingencies
Stockholders’ equity:
Preferred stock, $0.01 par value			-	-
Common stock, $0.01 par value			143	142
Additional paid-in-capital			48,707	50,763
Accumulated other comprehensive loss			(5,898)	(5,526)
Retained earnings			245,426	218,233
Total stockholders’ equity			288,378	263,612
Total liabilities and stockholders’ equity			$330,710	$278,993

Anika Therapeutics, Inc. and Subsidiaries
Supplemental Financial Data

Revenue by Product Line and Product Gross Margin
(in thousands, except percentages)
(unaudited)

	For the Three Months Ended December 31,				For the Twelve Months Ended December 31,
Product Line:	2019	%	2018	%	2019	%	2018	%
Orthobiologics	$26,027	87%	$23,778	88%	$101,002	88%	$93,556	89%
Surgical	1,112	4%	1,814	7%	5,183	5%	5,514	5%
Dermal	1,254	4%	233	1%	2,244	2%	396	0%
Other	1,374	5%	1,125	4%	6,083	5%	6,065	6%
Product Revenue	$29,767	100%	$26,950	100%	$114,512	100%	$105,531	100%

Product Gross Profit	$21,118		$19,949		$85,765		$74,251
Product Gross Margin	71%		74%		75%		70%

Product Revenue by Geographic Region
(in thousands, except percentages)
(unaudited)

	For the Three Months Ended December 31,				For the Twelve Months Ended December 31,
Geographic Region:	2019	%	2018	%	2019	%	2018	%
United States	$23,764	80%	$21,974	82%	$90,227	79%	$85,351	81%
Europe	3,348	11%	2,709	10%	14,744	14%	11,730	11%
Other	2,655	9%	2,267	8%	9,541	8%	8,450	8%
Product Revenue	$29,767	100%	$26,950	100%	$114,512	100%	$105,531	100%

CONTACT:
Anika Therapeutics, Inc.
Cheryl Blanchard, interim CEO
Sylvia Cheung, CFO
Tel:  781-457-9000